BANK OF SCOTLAND
CORPORATE BANKING

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Indicative Term Sheet (for discussion purposes only)

This indication of availability of facilities is subject to and conditional upon Bank of Scotland Board approval and the execution by the parties of loan documentation reflecting the terms and conditions outlined herein and otherwise acceptable to Bank of Scotland, (and Bank of Scotland reserves the right to incorporate such other terms and conditions into the loan documentation as it may consider appropriate) prior to the occurrence of which Bank of Scotland shall have no obligation to extend the facilities indicated.

These terms are provided solely for the benefit of Royal Invest Europe B.V. and must not be copied, quoted or referred to or distributed, in whole or in part, without Bank of Scotland prior consent, which is not to be unreasonably withheld. Bank of Scotland will not accept responsibility to another party to whom these terms may be shown or who may acquire a copy of these terms.

Royal Invest Europe B.V.

1. Borrower	Royal Invest Europe B.V.
2. Intermediary	Financial Consulting & Project Development (Mr. K. Jacobsen)
3. Investment purpose	Funding to assist with the acquisition of a mixed property investment portfolio. Bank of Scotland will have a right of veto over all properties to be included within the portfolio
4. Properties	To be identified, however, including the targeted portfolio with properties in Alkmaar, Assen, Badhoevedorp, Emmerich, Hilversum, Lelystad, Utrecht, Vianen and Woerden.
5. Financing structure	BoS will fund the lower of 82.5% LTV / 82.5% LTC.
6. Facility amount	€ 100,000,000 First drawdown will be € 51,150,000 based on an expected LTV of the targeted portfolio of € 62,000,000.
7. Maturity	364 days Following each acquisition / drawdown the debt will be converted to a 60 month term loan
8. Mode of payment	Interest periods of 1, 3 or 6 months
9. Hedging	To be agreed. We would expect minimum of 50% to be hedged.
10. Amortisation	1% in year 1 2% in year 2 and 3 2.5% in year 4 and 5
11. Margins (bps)	125 bps
12. Fees Arrangement fee Renewal fee Repayment fee	❑ 35bps on signing facility documentation ❑ 25bps annually on element of facility undrawn but still required ❑ 100bps if refinanced with another lender within 36 months.
13. Securities	❑ Legal Charge / First ranking mortgage over each property acquired ❑ Pledge over shares ❑ Pledge over rent account ❑ Assignment of lease receivables ❑ Cross collateral between properties
14. Covenants
❑  To be agreed, likely to be a minimum cash flow, loan to value and interest cover covenant.
❑  Following sale of an individual property 105% of the original amount financed will be repaid. Amounts repaid may be redrawn.

15. Conditions precedent
❑  Bank of Scotland credit approval
❑  Satisfaction with Know Your Customer requirements of  the borrower and main shareholders
❑  Satisfaction with full independent valuation report over each property conducted by an international recognised company.
❑  Satisfaction with Technical, Legal and Environmental due diligence over each property
❑  All due diligence and valuation reports will be addressed to BoS
❑  All third party professional/advisory fees and costs will be paid by the borrower
❑  BoS right of veto over properties to be included within the portfolio
❑  An abort fee of 10bps (ie € 100,000) is payable if the borrower chooses an alternative funder after BoS credit approval has been granted.

Amsterdam, 24 May 2007

If these Terms and Conditions are acceptable, please sign and return the enclosed copy of this letter.

I hereby accept, agree and confirm the above Terms and Conditions

Name:

/S/ D.Havenaar
……………………………

For and on behalf of the Borrower:

            May 25th 2007
Dated:………….....…………..